Deloitte Touche Tohmatsu Rua Nunes Machado, 68, The Five East Batel - 18º andar 80250-000 - Curitiba - PR Brazil Tel.: + 55 (41) 3312-1400 Fax: + 55 (41) 3312-1470 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-273432 on Form F-3 of our reports dated April 10, 2024, relating to the financial statements of Companhia Paranaense de Energia - Copel and the effectiveness of Companhia Paranaense de Energia - Copel's internal control over financial reporting, appearing in this Annual Report on Form 20-F of Companhia Paranaense de Energia - Copel for the year ended December 31, 2023.

April 10, 2024

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes Ltda.

Curitiba - PR, Brazil